SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report: April 30, 2007

HYDROFLO, INC.
(Exact Name of Registrant as Specified in its Charter)

North Carolina	000-50355	56-2171767
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification #)

2501 Reliance Avenue, Apex, North Carolina 27539
(Address of Principal Executive Offices)

919-772-9925
(Registrant’s telephone number, including area code)

2501 Reliance Ave., Apex, NC 27539
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This document contains 2 pages.

Item 8.01 Other Events:

HydroFlo, Inc. (OTC:HYRF.PK) and Shine Holding (SHDG-PK) today jointly agreed to cancel the PLUS™ distribution agreement signed on 10/10/2006.

Shine Holdings, Inc. (OTC:SHDG.PK) had previously executed a letter of intent with HydroFlo, Inc. (OTC:HYRF.PK ), to begin distribution of HydroFlo’s patented PLUS™ System through a newly formed Shine Holdings subsidiary, Pipeline Treatment Systems (PTS). The distribution agreement included both domestic and worldwide markets, and required a purchase commitment of 10 systems in 2007, with increasing numbers of systems over the following five year span of the agreement.

As of April 20, 2007, no systems had been sold by SHDG nor had there been any apparent substantive sales activity to support the expectation that SHDG would be able to meet their purchase commitment for deliveries in 2007. In addition, since signing the original agreement, Shine Holdings had altered their business model to pursue markets outside of wastewater treatment, specifically in the field of Endocrine Disrupting Compounds (EDCs), and aeration for various aquaculture applications.

As a result of these events, Shine Holdings had requested release from their obligations to HydroFlo under the agreement signed in October, 2006, and agreed to return all marketing and product literature provided by HydroFlo Inc.

Under these terms, HydroFlo has consented to this release under a “No Fault” clause in the contract, and released Shine Holdings from further financial obligations to HydroFlo..

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 30, 2007

By: /s/George A Moore III
George A. Moore III
Chief Executive Officer